Exhibit 10.20

September 27, 2007

Thomas D. Gros

10235 Pineland Drive

Houston, Texas 77024

Re:          Separation from Employment

Dear Tom:

This letter agreement (the “Agreement and Release”) between you and Open Link Financial, Inc. (hereinafter “Open Link” or the “Company”), confirms our understanding and agreement with respect to your separation of employment with the Company as follows:

1.             Termination.  You confirm the termination of your employment effective September 28, 2007 (hereinafter, the “Separation Date”).  You agree that thereafter, you will not represent yourself to be associated in any capacity with the Company or the Releasees (as defined below).  You further agree to cooperate and execute administrative documents necessary to effectuate such termination.

2.             Consideration.  You will be entitled to the following payments and benefits (subject to applicable deductions and withholdings), contingent upon your execution and delivery of this Agreement and Release in accordance with the provisions of Paragraph 25 below:

a.                             Final Salary.  You will continue to receive your salary at the current rate of your base compensation, $29,166.67 monthly, through the Separation Date and for a period of twelve months thereafter (the “Severance Benefits Period”), payable in accordance with the Company’s payroll practices and subject to all applicable withholdings.

b.                             Benefits.  Except as expressly provided herein, upon the Separation Date, you will cease to actively participate in all Open Link benefit plans and programs, and any entitlements thereunder will be governed by the terms of such plans and programs as of your Separation Date.  You agree that any amounts payable under this Paragraph 2 will not be taken into account in determining any such entitlements.

c.                             Monetary Consideration.  You will receive a lump-sum payment of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00), which will be payable as wages and shall be subject to all applicable withholdings.  The payment shall be made within ten (10) business days after this Agreement and Release becomes effective in accordance with Paragraph 24.

d.                             Rescission of Stock Grant. The Company, on July 16, 2007, pursuant to the Restricted Stock Agreement under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan between you and the Company dated as of July 16, 2007 (the “Stock Agreement”), granted, sold, and issued to you 465,000 shares of Company stock, par value $.001 per share (the

“Shares”), in exchange for your payment of $465.00.  A copy of the Stock Agreement is attached as Exhibit A.  You and the Company hereby rescind the Agreement and the grant of 465,000 Shares effective as of the date hereof.  The Company shall promptly refund to you the FOUR HUNDRED SIXTY-FIVE DOLLARS ($465.00) paid by you for the Shares.  In addition, the Company shall refund to you the FOUR HUNDRED FIFTY-NINE THOUSAND, SIX HUNDRED SIXTY-THREE DOLLARS AND SIXTY-SIX CENTS ($459,663.66) paid by you to the Company with respect to the tax withholding obligations on the Shares, within ten (10) business days after this Agreement and Release becomes effective in accordance with Paragraph 24.  You acknowledge that you have not claimed, and you agree that you will not claim, a refund or credit from the Internal Revenue Service with respect to the $459,663.66.  You acknowledge and agree that any of the Shares held by you shall be promptly returned to the Company and that you shall have no further right, title or interest in any of the Shares.  It is intended by the parties that, for U.S. federal, state and local income tax purposes that the transactions described in this Paragraph 2.d shall constitute a rescission of the Shares and that, as a result, you will be treated as if you never owned the Shares (the “Intended Tax Treatment”).  The Parties agree not to take any position for federal state or local tax purposes inconsistent with the Intended Tax Treatment.

e.                             COBRA Continuation Coverage.  Your group medical, dental and vision insurance benefits will remain in effect through the Separation Date.  Should you elect under Section 4980B of the Internal Revenue Code of 1986, as amended (“Code”) to continue your medical, dental and vision coverage, then the cost of the regular premium for such benefits will be shared by you and the Company in the same relative proportion as in effect on the Separation Date.  Such payment by the Company shall continue until the earliest of: (i) the expiration of the Severance Benefits Period, or (ii) the date your COBRA continuation coverage terminates pursuant to Section 4980B(f)(2)(B) of the Code.  Any COBRA continuation coverage is contingent upon your initial and continuing eligibility for such COBRA continuation coverage (and associated costs).  Should the Company’s provision of such COBRA continuation coverage result in the recognition of taxable income (whether for federal, state or local income tax purposes) by you or your spouse or other eligible dependent, then each of you will be responsible for the payment of the income and employment tax liability resulting from such coverage.

f.                              Expense Reimbursement.  You will be reimbursed for approved and authorized out-of-pocket travel and business expenses incurred through your Separation Date, provided you submit all required documentation by September 30, 2007.

3.             No Other Compensation.  You understand and agree that the compensation, payments and benefits provided for in Paragraph 2 of this Agreement and Release are in excess of those to which you may be entitled from the Company or the Releasees, and you expressly acknowledge and agree that you are not entitled to any additional compensation, payment or benefit from the Company or the Releasees, including, but not limited to, any compensation, payment or benefit under any Company severance plan or policy.

4.             Taxes and Indemnification.

a.                             You agree that you have not relied on any advice from the Company, Releasees (as defined below), or their attorneys concerning the tax consequences of the consideration set forth in Paragraphs 2(a)-(f) of this Agreement and Release, but that you relied on your own judgment and/or advice of your personal counsel.  The payments described in Paragraph 2 will be reported via the appropriate tax forms.  The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law.  You expressly acknowledge and warrant that you are, and shall be, responsible for all federal, state, and local tax liabilities which may result from the above payments, and you hereby warrant that the Company shall bear no responsibility for any such tax liabilities other than taxes determined to be the legal responsibility of the Company.  You further agree to indemnify and hold the Company and Releasees harmless in the event that the Company or Releasees are assessed with any taxes, fines, penalties, or interest by the IRS (or any other federal, state, or local government agency) relating to the payments made pursuant to this Agreement and Release other than taxes determined to be the legal responsibility of the Company.  You agree that should any tax liability arise or accrue to you under state or federal tax law as a result of any payments made under this Agreement and Release, you will pay any and all such finally determined obligations other than taxes determined to be the legal responsibility of the Company, without seeking indemnity or reimbursement from the Company or Releasees.

b.                             Notwithstanding Paragraph 4(a), the Company shall indemnify and hold you harmless, from and against any and all taxes, fines, penalties, or interest assessed by the IRS (or any other federal, state, or local government agency) relating to the tax consequences of the rescission of the stock grant pursuant to Paragraph 2(d) hereof being other than the Intended Tax Treatment and any taxes on any such amount so indemnified (provided that you have acted in accordance with applicable law and this Agreement with respect thereto).  You shall notify the Company in writing of any claim by the IRS (or any other federal, state, or local government agency) relating to the Intended Tax Treatment or the rescission of the stock grant pursuant to Paragraph 2(d) hereof.  Such notification shall be given as soon as practicable but no later than ten (10) business days after you are informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of the claim.  You shall (i) give the Company any information reasonably requested by the Company relating to such claim, (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company, (iii) cooperate with the Company in good faith in order to effectively contest such claim, and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear, and pay directly, all costs and expenses incurred in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority with respect of such claim and may, at its sole option, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine.  If there is a conflict of interests between you and the attorney selected by the Company (provided the existence of such conflict is agreed to by you and the Company), you have the right to have your personal legal counsel monitor the defense of your action at the expense of the Company, provided the Company has had an opportunity to review and approve such counsel and his/her fee schedule; otherwise, if there is no such conflict of interests between you and the attorney selected by the Company, you have the right to have your personal legal counsel monitor the defense of your case, but you shall be solely responsible for the costs of your own counsel.

5.             Waiver and Release; Indemnity.  In exchange for the compensation, payments, benefits and other consideration provided to you pursuant to this Agreement and Release, you agree as follows:

a.                             To the fullest extent permitted by law you hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, WAIVE AND FOREVER DISCHARGE the Company and the Releasees from any and all legally waiveable agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which you, your heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the date you execute this Agreement and Release, including, without limitation, any and all claims arising out of or relating to your employment, compensation and benefits with the Company and/or the termination thereof, and any and all contract claims, benefit claims, tort claims, fraud claims, commissions, defamation, disparagement, or other personal injury claims, claims under your February 20, 2007 Employment Agreement (a copy of which is attached as Exhibit B), claims under your Stock Agreement, claims under your July 16, 2007 Incentive Stock Option Agreement under the Open Link Financial, Inc. 2006 Stock Option and Grant Plan (the “Option Agreement”), claims related to any bonus compensation, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto, except that the Company’s obligations under this Agreement and Release shall continue in full force and effect in accordance with its terms.  THIS RELEASE AND WAIVER INCLUDES, WITHOUT LIMITATION, ANY AND ALL RIGHTS AND CLAIMS UNDER TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED, THE CIVIL RIGHTS ACT OF 1991, THE CIVIL RIGHTS ACT OF 1866 (42 U.S.C. 1981), THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967 AS AMENDED, THE EMPLOYEE RETIREMENT INCOME SECURITY ACT, AS AMENDED, THE AMERICANS WITH DISABILITIES ACT, THE FAMILY AND MEDICAL LEAVE ACT, THE SARBANES-OXLEY ACT, THE NEW YORK STATE LABOR LAW, THE NEW YORK STATE EXECUTIVE LAW, THE NEW YORK CITY ADMINISTRATIVE CODE; and all other federal, state or local fair employment practices statutes, ordinances, regulations or constitutional provisions; provided, however, that this waiver and release shall not prohibit you from enforcing your rights under this Agreement and Release.

b.                             To the fullest extent permitted by law, you represent and affirm that you have not filed or caused to be filed on your behalf any claim for relief against the Company before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency, and, to the best of your knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company on your behalf, whether in your name or on your behalf as part of a class, collective or representative action.  You agree and acknowledge that you are not entitled to and that you will not seek or authorize anyone to seek on your behalf any personal equitable or monetary relief in any above-described investigation, action or proceeding.

c.                             For the purpose of implementing a full and complete release and discharge of claims, you expressly acknowledge that this Agreement and Release is intended to include in its effect, without limitation, all the claims described in the preceding Paragraph 5(a), whether known or unknown, apparent or concealed, and that this Agreement and Release contemplates the extinction of all such claims, including claims for attorney’s fees.  You further acknowledge that by this Agreement and Release you are waiving and surrendering any and all rights, claims, and entitlements, you may have under your Employment Agreement, Stock Agreement, and Option Agreement, other than those expressly referenced herein.  You expressly waive any right to assert after the execution of this Agreement and Release that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this Agreement and Release.

d.                             For purposes of this Agreement and Release, the terms “the Company and the Releasees” and “the Company or the Releasees”, include Open Link Financial, Inc., and any past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their and Open Link’s past, present and future officers, directors, shareholders, representatives, employees, agents and attorneys, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Agreement and Release shall inure to the benefit of and be enforceable by all such entities and individuals and their successors and assigns.

e.                             The Company and Releasees state that they have not previously filed, caused to be filed, or joined in any claim for relief or other action against you before any arbitral, administrative, regulatory. self-regulatory, judicial, legislative or other body or agency and no outstanding claims for relief or other actions have been filed or asserted against you on behalf of the Company or Releasees. The Company and Releasees agree to and do release you from any and all claims or causes of action the Company and Releasees may have against you, whether known or unknown, occurring prior to the date that the Company signs this agreement, including but not limited to, any claims based on or related in any way to your employment with the Company; notwithstanding the foregoing, however, nothing in this provision constitutes a waiver or release of any claim arising out of or related to any act or omission by you constituting a criminal felony.

f.                              The Company shall indemnify and hold you harmless for any and all damages, liabilities, losses, claims, judgments, taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of counsel) whether or not arising out of third party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing (collectively, “Losses”) that  may be sustained or suffered by you based upon or arising out of any agreement of any kind entered into by you in the name and on behalf of the Company, provided that such indemnity (i) shall be subject to the terms and conditions of the Company’s by-laws as related to indemnification of officers and (ii) shall not apply in circumstances where the Company’s by-laws or applicable law provide that an officer of the Company is not entitled to such indemnity.

6.             Mutual Non-Admission of Liability.  Nothing contained in this Agreement and Release shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company or Releasees or you.

7.             Subsequent Employment.  You agree that, within five (5) business days of obtaining and accepting employment with a new employer you shall notify Open Link of obtaining and accepting such employment and: (i) identify your new employer; (ii) identify your new position, location and start date of employment; and (iii) inform Open Link of the medical/health insurance coverage offered to you by such employer.  Your failure to do so shall constitute a breach of this Agreement and Release.

8.             Return of Documents and Property.  You represent and warrant that you have returned to the Company all known equipment, data, material, books, records, documents (whether stored electronically or on computer hard drives or disks), computer disks, credit cards, Company keys, I.D. cards and other property, including, without limitation, stand alone computer, fax machine, printers, telephones, and other electronic devices in your possession, custody, or control which are or were owned and/or leased by the Company in connection with the conduct of the business of the Company (collectively referred to as “Company Property”).  You further warrant that you have not retained, or delivered to any person or entity, copies of Company Property or permitted any copies of Company Property to be made by any other person or entity.  You represent and warrant that any Company Property that existed or was stored on your personal home computer has been permanently deleted and no copies of the same have been maintained.  To the extent that in the future you discover any Company Property, you warrant that such property will be immediately destroyed, deleted or returned to the Company.

9.             Non-Disparagement.  You shall not issue, authorize or condone any disparaging comments or statements to the press, to present or former employees of Open Link (or of its subsidiaries or affiliates), or to any individual or entity with whom or which Open Link or any of its subsidiaries or affiliates has a business relationship, or to others, which could affect adversely the conduct of Open Link’s business or its reputation or the conduct of business or the business or reputation of any of Open Link’s current or former parents, subsidiaries, affiliates, officers, directors or employees.  Open Link agrees that it will not issue, authorize, condone any statement or communication that disparages you in any way to any third party, and will not issue, authorize or condone any statement or communication (written or oral) to any third party which is intended, or reasonably may be expected, to harm you or your reputation.

10.           Communications Regarding Separation.  In response to inquiries from third parties, the Company will provide your title and dates of service.  The parties agree that this shall satisfy Open Link’s obligations in this regard.

11.           Cooperation.  You agree that you will assist and cooperate with the Company and the Releasees to a reasonable extent in connection with any investigation, proceeding, dispute or claim that may be made against, by or with respect to the Company or the Releasees, or in connection with any ongoing or future investigation, proceeding, dispute or claim of any kind involving the Company or the Releasees, including any proceeding before any arbitral, administrative, regulatory, self-regulatory, judicial, legislative, or other body or agency (including, but not limited to, making yourself available upon reasonable notice for factual interviews, preparation for testimony, and similar activities) to the extent such claims, investigations or proceedings relate to your employment with the Company, services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you.  You further agree to provide an affidavit relating to such knowledge and information, if requested by Open Link.  If your assistance or cooperation is required by the Company or the Releasees pursuant to this Paragraph 11, such assistance or cooperation will be provided at a time that is mutually agreed upon by you and the Company or Releasees, and the Company will reimburse you for pre-approved reasonable attorney’s fees and reasonable out-of-pocket expenses to effectuate such assistance or cooperation, including without limitation, travel expenses and long distance charges, within 30 days of the date that you present receipts for such expenses to the Company.

12.           Mutual Confidentiality.

a.                             You agree to maintain the confidentiality of, and refrain from disclosing, making public, or discussing in any way whatsoever the terms and conditions of this Agreement and Release.  Notwithstanding the foregoing, it is understood that as the sole exceptions to this confidentiality provision:  (i) you may discuss this Agreement and Release with your spouse and immediate family; (ii) you may discuss this Agreement and Release with your attorneys; (iii) you may permit appropriate public accountants to review this Agreement and Release in connection with the conduct of an audit, and may permit attorney(s), accountant(s) and tax advisor(s) of your choice to review this Agreement and Release in connection with the receipt of advice on the taxability of the compensation, payments and benefits set forth in Paragraph 2 of this Agreement and Release, your rights hereunder, or to answer inquiries with respect thereto; (iv) you may disclose the terms of this Agreement and Release to the Internal Revenue Service and any similar state taxing authorities, if requested by such authorities or as necessary to comply with all applicable income tax laws; and (v) you may disclose the terms of this Agreement and Release as provided for in Paragraph 14 below.  To the extent that you divulge the terms of this Agreement and Release to any of the individuals described in (i), (ii) and (iii) above, you shall advise each such individual of this confidentiality provision and instruct each such individual of the confidential nature of this Agreement and Release and that each such individual must comply with the confidentiality terms of this Agreement and Release and not divulge any of the terms and conditions thereof.

b.                             The Company agrees that it will maintain the confidentiality of, and refrain from disclosing, making public, or discussing in any way whatsoever the terms and conditions of this Agreement and Release.  Notwithstanding the foregoing, it is understood that as the sole exceptions to this confidentiality provision:  the Company may discuss this Agreement and Release with its attorneys, accountant(s), tax advisor(s), financial advisor(s), executives, managers, and other employees (e.g., payroll personnel), as necessary to effectuate its terms.  To the extent that the Company divulges the terms of this Agreement and Release to any of the individuals described in this Paragraph 12(b), the Company shall advise each such individual to not divulge any of the information provided.

13.           Continuing Obligations.  You must continue to comply with, and remain bound by, the terms and conditions of (i) your February 20, 2007 Employee Confidentiality and Assignment Agreement (a copy of which is attached as Exhibit C); and (ii) Section 7 of your Employment Agreement (titled “Non-Competition and Non-Solicitation”), which shall remain in full force and effect in accordance with their respective terms.  You understand and agree that if you fail to be in compliance with the obligations referenced in this Paragraph 13(i) and (ii), the continuation of benefits provided under Paragraph 2(a) shall immediately cease.

14.           Permitted Disclosure.

a.                             Nothing in this Agreement shall prohibit or restrict you or the Company and Releasees from: (i) making any truthful disclosure of information required by law or legal process; or (ii) providing information to, or testifying truthfully or otherwise participating in or assisting in any investigation or proceeding brought by, any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or Open Link’s Legal or Compliance Departments.

b.                             To the extent permitted by law, you agree that within three (3) business days of your receipt of any subpoena, court order or other legal process compelling the disclosure of any information and/or documents described, you will notify Open Link in writing of such event and provide to Open Link a copy of all legal papers and documents served upon you so as to allow Open Link reasonable opportunity to take such action as may be necessary in order to protect such information and/or documents from disclosure.

15.           Modifications.  This Agreement and Release may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement and Release, nor any future representation, promise or condition in connection with the subject matter of this Agreement and Release, shall be binding upon any party hereto unless made in writing and signed by such party.

16.           Governing Law.  This Agreement shall be subject to and governed by and interpreted in accordance with the laws of the State of New York without regard to conflicts of law principles.

17.           Arbitration.

a.                             All disputes, claims, or controversies arising out of or relating to this Agreement and Release or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, or the rights and obligations of the parties hereunder or thereunder, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before Judicial Arbitration and Mediation Services, Inc. (“JAMS”).  The arbitration shall be held in New York, New York before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by JAMS unless specifically modified herein.

b.                             The parties covenant and agree that the arbitration shall commence within one hundred eighty (180) days of the date on which a written demand for arbitration is filed by any party hereto.  In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses.  In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party.  However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission.  In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert.  The arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the arbitrator.  The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement and Release, and each party hereby irrevocably waives any claim to such damages.

c.                             The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by JAMS.  The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding.  Any party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award.  This Section 17(c) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm.

d.                             Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of JAMS to resolve all disputes, claims or controversies arising out of or relating to this Agreement and Release or the negotiation, validity or performance hereof and thereof, or the transactions contemplated hereby and thereby, or the rights and obligations of the parties hereunder or thereunder, and further consents to the sole and exclusive jurisdiction of the courts of the State of New York for the purposes of enforcing the arbitration provisions of this Section 17.  Each party further irrevocably waives any objection to proceeding before JAMS based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before JAMS has been brought in an inconvenient forum.  Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.  Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

18.           Assignment. This Agreement and Release shall be binding upon you and your executors, administrators, heirs and legal representatives.  The Company may, at its sole discretion, sell or otherwise assign any rights, obligations or benefits it has under this Agreement and Release.  You may not sell or otherwise assign any rights, obligations or benefits under this Agreement and Release, and any attempt to do so shall be void.

19.           Entire Agreement.  Except as expressly specified in Paragraph 13, this Agreement and Release contains the entire agreement between the parties and supersedes and terminates any and all previous agreements between them, whether written or oral.

20.           Specific Enforcement.  The parties agree that this Agreement and Release may be specifically enforced in court or arbitration and may be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement and Release.

21.           Notices.  All notices in connection with or provided for under this Agreement and Release shall be validly given or made only if made in writing and delivered personally, by facsimile or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party entitled or required to receive the same, as follows:

If to Thomas D. Gros, addressed to:

10235 Pineland Drive

Houston, Texas 77024

Telephone: (713) 291-4947

With a copy to Bruce R. Jocz

Bracewell and Guliani, LLP

711 Louisiana Street

Houston, Texas  77002

Telephone:  (713) 221-1109

Facsimile:  (713) 221-1212

If to the Company, addressed to:

Kevin Hesselbirg

Open Link Financial, Inc.

1502 Reckson Plaza

Uniondale, New York 11556

Telephone: (516) 394-1296

Facsimile: (516) 394-1193

With a copy to David A. McManus:

Morgan Lewis & Bockius, LLP

101 Park Avenue

New York, NY  10178

Telephone: (212) 309-6824

Facsimile: (212) 309-6001

or at such other address as either party may designate to the other by notice similarly given.  Notice shall be deemed to have been given upon receipt in the case of personal delivery or facsimile and upon the date of receipt indicated on the return receipt in the case of mail.

22.           Severability. If, at any time after the Effective Date of this Agreement, any provision of this Agreement shall be held by any court or other forum of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect.  The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided, however, that upon a finding by a court of competent jurisdiction that the release set forth in Paragraph 5 is illegal and/or unenforceable, Open Link shall be released from any obligations hereunder.

23.           Acknowledgment.  You acknowledge and agree that:

a.                             The Company advises you to consult with an attorney before signing this Agreement.

b.                             You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so.

c.                             You have entered into this Agreement knowingly and voluntarily.

d.                             You have read and understand this entire Agreement.

e.                             Changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in paragraph 24 below.

f.                              In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the Age Discrimination in Employment Act (“ADEA”), the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein.

24.           You acknowledge that you have read the information described in paragraph 23(e) above, and acknowledge and agree you understand this information.

a.                             You further acknowledge that you have been afforded at least twenty-one (21) days in which to consider this Agreement.  You acknowledge that, if you elect to sign this Agreement, the executed Agreement must be returned to the Company by U.S. mail postmarked on or before the twenty-first day after you receive this Agreement to Kevin Hesselbirg, at the address indicated above.  If the twenty-first day referenced above falls on a Saturday, Sunday, or holiday, the 21-day time limit shall be extended to the next business day.

(a)           Once you have signed the Agreement, you will then be permitted to revoke this Agreement at any time during the period of seven (7) days following its execution by delivering to Kevin Hesselbirg at the address indicated above a written notice of revocation.  If you wish to revoke this Agreement, the notice of revocation must be received by the Company no later than the eighth day following your execution of this Agreement.  If the seventh day referenced above falls on a Saturday, Sunday, or holiday, the 7-day time limit shall be extended to the next business day.  This Agreement will not be effective or enforceable and no benefits shall be provided hereunder unless and until the seven-day revocation period has expired without your having exercised your right of revocation.

(b)           In the event that you fail to execute and return this Agreement on a timely basis, or you execute and then elect to revoke this Agreement, this Agreement will be of no force or effect, and neither you nor the Company will have any rights or obligations hereunder.

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25.           If this Agreement conforms to your understanding and is acceptable to you, please indicate your agreement by signing and dating the enclosed copy of this Agreement in the space provided below and returning the executed Agreement to the Company as provided in paragraph 21 above. You must sign this Agreement before a notary.  If you cannot locate a notary, please contact me and I will arrange either to have a notary present in my office when you wish to sign, or will give you an address at another Company location where notaries are available.

We wish you all the best in your future endeavors.

Sincerely yours,

By:	/s/ Coleman Fung
Coleman Fung
Open Link Financial, Inc.

/s/ Thomas D. Gros		Date:	September 27, 2007
Thomas D. Gros

WITNESSED BY:

/s/ Jonell Cass
Notary Public, State of Texas
My Commission Expires August 12, 2008